January 31, 2019

eXp World Holdings, Inc.

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) for the registration of the resale of 97,371 shares (the “Shares”) of common stock, par value $0.00001 per share, of eXp World Holdings, Inc., a Delaware corporation (the “Company”), issued by the Company to VirBELA LLC, a California limited liability company (the “Selling Stockholder”), pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated November 29, 2018, by and among the Company, the Selling Stockholder and the other parties thereto.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined: (a) the Registration Statement, (b) (i) the Company’s Certificate of Incorporation, filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 13, 2008, as amended by that certain Certificate of Amendment filed with the Secretary of State on August 28, 2013, that certain Certificate of Revival, filed with the Secretary of State on April 28, 2016, that certain Certificate of Amendment, filed with the Secretary of State on April 28, 2016, that certain Certificate of Correction, filed with the Secretary of State on May 10, 2016, and that certain Certificate of Change of Registered Agent, filed with the Secretary of State on September 18, 2018, and (ii) the Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State on January 22, 2019, as amended by that certain Certificate of Change of Registered Agent, filed with the Secretary of State on January 24, 2019, (c) the Company’s Amended and Restated Bylaws, (d) the Purchase Agreement, (e) the corporate action of the Company relating to the Registration Statement, the Purchase Agreement and the issuance and sale of the Shares to the Selling Stockholder pursuant to the Purchase Agreement, (f) a certificate of an officer of the Company, dated as of the date hereof; and (g) the Company’s stock ledger.  Other than our review of the documents listed in (a) through (g) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the

K&L Gates LLP

925 Fourth Avenue   Suite 2900   Seattle WA 98104-1158

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eXp World Holdings, Inc.

January 31, 2019

documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.   We also have assumed that the Shares are uncertificated. We have not verified any of those assumptions.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware (“DGCL”) and reported decisions of the courts of the State of Delaware interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP